FOR IMMEDIATE RELEASE	CONTACT:	James Francis 703.251.8526
JamesBFrancis@maximus.com
Date: February 3, 2022		Madison West 703.251.8443
MadisonTWest@maximus.com

Maximus Reports Fiscal Year 2022 First Quarter Results
- Company Raises Fiscal 2022 Revenue Guidance -
(RESTON, Va. - February 3, 2022) - Maximus (NYSE: MMS), a leading provider of government services worldwide, reported financial results for the three months ended December 31, 2021.
Highlights for the first quarter of fiscal 2022 include:
•Revenue increased 21.7% to $1.15 billion driven by expected contributions from the acquisitions in the U.S. Federal Services segment and growth from startups ramping in the Outside the U.S. segment.
•Operating margin was 7.1%, or 9.0% adjusting for amortization of intangible assets. Diluted earnings per share were $0.85, or $1.12 adjusting for amortization of intangible assets.
•The Company is raising revenue guidance for fiscal 2022 to $4.5 billion to $4.7 billion and maintaining diluted earnings per share guidance of $4.00 to $4.30 per share, or $5.07 to $5.37 per share adjusting for amortization of intangible assets.
•A quarterly cash dividend of $0.28 per share payable on February 28, 2022, to shareholders of record on February 15, 2022.
"Entering fiscal year 2022, we expected a lower earnings profile in the first half of the year. More importantly, we continue to anticipate a solid second half of fiscal year 2022, creating positive momentum into fiscal year 2023," shared Bruce Caswell, President and Chief Executive Officer. "While our first quarter results underscore our continued critical role as a partner to governments navigating an evolving pandemic, we are particularly pleased with the integration of our recent acquisitions as we invest in technology and people, execute on new opportunities and bids, and position our teams to best serve the longer-term needs of our clients."
First Quarter Results
Revenue for the first quarter of fiscal year 2022 increased 21.7% to $1.15 billion, compared to $945.6 million for the prior year period. The $205.3 million increase was principally driven by anticipated contributions from the acquisitions in the U.S. Federal Services Segment. Additionally, ramping of the startups in the Outside the U.S. Segment, including the U.K. Restart Programme, contributed to growth over the prior year period.
These increases were offset by COVID-19 response work which declined as expected, delivering an estimated $120 million of revenue in the first quarter of fiscal 2022, or $40 million less revenue than the prior year period. As a result, organic revenue for the first quarter of fiscal 2022 declined 3.5%. Adjusting for COVID-19 response work and the concluded Census contract, normalized organic growth would be approximately 9% over the prior year period.
For the first quarter of fiscal 2022, operating income totaled $81.5 million yielding an operating margin of 7.1%, or 9.0% adjusting for amortization of intangible assets. This compares to an operating margin of 9.3% for the prior year, or 10.0% adjusting for amortization. Diluted earnings per share were $0.85, or $1.12 adjusting for amortization as compared to $1.03 per share, or $1.11 adjusting for amortization, for the prior year period.

U.S. Services Segment
The U.S. Services Segment reported revenue of $386.4 million for the first quarter of fiscal year 2022 compared to $384.9 million reported in the prior year period. COVID-19 response work declined by an estimated $32 million over the prior year period. Adjusting for this work, normalized organic growth in the segment would be approximately 12% driven by new longer-term work.
Operating margin for the first quarter of fiscal year 2022 was 14.1% for the segment compared to 16.0% reported for the prior year period. COVID-19 response work drove better than expected results in the quarter while the redetermination activities tied to the Public Health Emergency (PHE) remain paused.
U.S. Federal Services Segment
U.S. Federal Services Segment revenue for the first quarter of fiscal year 2022 increased 43.6% to $581.9 million, compared to $405.2 million reported for the prior year. Growth was driven by expected contributions from the acquisitions, primarily Attain Federal and VES, which occurred in the second and third quarter, respectively, of fiscal 2021. COVID-19 response work declined by an estimated $8 million as compared to the prior year period. Organic revenue in the segment for the first quarter of fiscal 2022 declined approximately 13%. Adjusting for COVID-19 response work and the concluded Census contract, normalized organic growth in the segment would be approximately 5% over the prior year period.
The operating margin for the first quarter of fiscal year 2022 was 10.6% for the segment as compared to 7.5% reported for the prior year period. As anticipated, the acquisitions contribute to improved margins in the segment.
Outside the U.S. Segment
Outside the U.S. Segment revenue for the first quarter of fiscal year 2022 increased 17.5% to $182.6 million as compared to $155.4 million reported for the prior year. The primary driver of growth was ramping of the startups in this segment, most notably the U.K. Restart Programme.
The segment realized an operating loss of $9.5 million for the first quarter of fiscal 2022 as compared to operating income of $4.5 million for the prior year period. Startups in this segment, most notably the U.K. Restart Programme, are currently planned losses in the first half of fiscal 2022. Additionally, the prior year period benefited from above average performance in Australia.
Sales and Pipeline
Year-to-date signed contract awards at December 31, 2021, totaled $454 million and contracts pending (awarded but unsigned) totaled $1.16 billion.
The sales pipeline at December 31, 2021, was $33.2 billion (comprised of approximately $8.9 billion in proposals pending, $2.4 billion in proposals in preparation, and $21.8 billion in opportunities tracking). New work opportunities represent 62% of the total sales pipeline.
Balance Sheet and Cash Flows
At December 31, 2021, cash and cash equivalents totaled $181.8 million and gross debt was $1.61 billion. The ratio of debt, net of allowed cash, to pro-forma EBITDA for the quarter ended December 31, 2021, as calculated in accordance with our credit agreement, was 2.5x. This compares to 2.3x as of September 30, 2021.
For the first quarter of fiscal year 2022, cash used in operating activities totaled $2.9 million and free cash flow used was $9.2 million. This compares to cash provided by operating activities of $98.1 million and free cash flow of $89.0 million in the prior year period. Cash flows this quarter reflected the anticipated increase in working capital requirements, including the payroll tax deferral, which was contemplated in the Company's fiscal 2022 cash flow guidance.
As of December 31, 2021, DSO were 67 days and within the Company's typical range of 65 to 80 days.
On January 7, 2022, our Board of Directors declared a quarterly cash dividend of $0.28 for each share of our common stock outstanding. The dividend is payable on February 28, 2022, to shareholders of record on February 15, 2022.

Increased Revenue Outlook
The Company is raising revenue guidance for fiscal year 2022 with revenue expected to range between $4.5 billion and $4.7 billion. The increase is driven by higher than anticipated levels of COVID-19 response work in the first half of the year.
Diluted earnings per share is expected to range between $4.00 and $4.30 per share, or between $5.07 and $5.37 per share adjusting for amortization of intangible assets. Cash flows from operations are expected to range between $275 million and $325 million, and free cash flow to range between $225 million and $275 million in fiscal year 2022.
For fiscal year 2022, the effective income tax rate is expected to range between 25% and 26%, weighted average shares outstanding to range between 62.5 million and 62.6 million, absent significant share purchase activity, and interest expense to range between $33 million and $35 million.
While the timing remains uncertain, the Company's outlook for fiscal year 2022 assumes the PHE will conclude and enable Medicaid redetermination activities in the U.S. Services Segment to commence on or around May 1, 2022.
"While our COVID response work is declining as anticipated, we are seeing positive proof points behind our strategy of evolving this work into new scope and extended relationships,” Caswell continued. "We continue to position ourselves as a long-term public health partner as government, constituents, and businesses learn to operate in this evolving pandemic. Likewise, Maximus continues to actively monitor CDC guidance and update our procedures accordingly, as we have throughout the pandemic, prioritizing the safety and wellbeing of our colleagues."
Conference Call and Webcast Information
Maximus will host a conference call this morning, February 3, 2022, at 9:00 a.m. (ET).
The call is open to the public and available by webcast or by phone at:
877.407.8289 (Domestic) / +1.201.689.8341 (International)
For those unable to listen to the live call, a recording of the webcast will be available on investor.maximus.com.
About Maximus
Since 1975, Maximus has operated under its founding mission of Helping Government Serve the People®, enabling citizens around the globe to successfully engage with their governments at all levels and across a variety of health and human services programs. Maximus delivers innovative business process management and technology solutions that contribute to improved outcomes for citizens and higher levels of productivity, accuracy, accountability, and efficiency of government-sponsored programs. With more than 35,000 employees worldwide, Maximus is a proud partner to government agencies in the United States, Australia, Canada, Italy, Saudi Arabia, Singapore, South Korea, Sweden, and the United Kingdom. For more information, visit maximus.com.
Non-GAAP Measures and Risk Factors
This release refers to non-GAAP measures and other indicators, including free cash flow, operating income and EPS adjusted for amortization of intangible assets and other non-GAAP measures.
A description of these non-GAAP measures, the reasons why we use and present them, and details as to how they are calculated are included in our forthcoming Form 10-Q.
The presentation of these non-GAAP numbers is not meant to be considered in isolation, nor as alternatives to cash flows from operations, revenue growth, or net income as measures of performance. These non-GAAP financial measures, as determined and presented by us, may not be comparable to related or similarly titled measures presented by other companies.

Statements that are not historical facts, including statements about the Company’s confidence and strategies, and the Company’s expectations about revenues, results of operations, profitability, future contracts, market opportunities, market demand, or acceptance of the Company’s products are forward-looking statements that involve risks and uncertainties.
These risks could cause the Company’s actual results to differ materially from those indicated by such forward-looking statements. A summary of risk factors can be found in Item 1A, "Risk Factors" in our Annual Report on Form 10-K for the year ended September 30, 2021, which was filed with the Securities and Exchange Commission (SEC) on November 18, 2021. The Company's SEC reports are accessible on maximus.com.

Maximus, Inc.
Consolidated Statements of Operations
(Unaudited)

	For the Three Months Ended
	December 31, 2021	December 31, 2020
	(in thousands, except per share amounts)
Revenue	$1,150,876	$945,554
Cost of revenue	922,721	739,499
Gross profit	228,155	206,055
Selling, general, and administrative expenses	124,221	111,967
Amortization of intangible assets	22,405	6,516
Operating income	81,529	87,572
Interest expense	(9,638)	(206)
Other (expense)/income, net	(311)	(775)
Income before income taxes	71,580	86,591
Provision for income taxes	18,250	22,514
Net income	$53,330	$64,077

Earnings per share:
Basic	$0.86	$1.03
Diluted	$0.85	$1.03
Weighted average shares outstanding:
Basic	62,262	62,038
Diluted	62,445	62,135

Dividends declared per share	$0.28	$0.28

Maximus, Inc.
Consolidated Balance Sheets

	December 31, 2021	September 30, 2021
	(unaudited)
	(in thousands)
Assets:
Cash and cash equivalents	$181,790	$135,061
Accounts receivable, net	849,410	834,819
Income taxes receivable	2,826	5,413
Prepaid expenses and other current assets	114,303	104,201
Total current assets	1,148,329	1,079,494
Property and equipment, net	53,627	62,627
Capitalized software, net	40,349	42,868
Operating lease right-of-use assets	177,866	179,349
Goodwill	1,776,239	1,774,406
Intangible assets, net	871,761	879,168
Deferred contract costs, net	43,319	36,486
Deferred compensation plan assets	49,376	46,738
Deferred income taxes	1,745	990
Other assets	19,257	16,839
Total assets	$4,181,868	$4,118,965
Liabilities and Shareholders' Equity:
Liabilities:
Accounts payable and accrued liabilities	$273,289	$305,565
Accrued compensation and benefits	118,891	186,809
Deferred revenue, current portion	111,578	98,588
Income taxes payable	14,897	6,782
Long-term debt, current portion	78,703	80,555
Operating lease liabilities, current portion	70,345	76,077
Other current liabilities	43,089	35,057
Total current liabilities	710,792	789,433
Deferred revenue, non-current portion	29,072	35,932
Deferred income taxes	196,144	194,638
Long-term debt, non-current portion	1,515,089	1,429,137
Deferred compensation plan liabilities, non-current portion	53,013	47,405
Operating lease liabilities, non-current portion	119,654	121,771
Other liabilities	29,678	20,320
Total liabilities	2,653,442	2,638,636
Shareholders' equity:
Common stock, no par value; 100,000 shares authorized; 61,936 and 61,954 shares issued and outstanding as of September 30, 2021 and 2020, respectively (shares in thousands)	543,032	532,411
Accumulated other comprehensive loss	(36,764)	(39,908)
Retained earnings	1,022,158	987,826
Total shareholders' equity	1,528,426	1,480,329
Total liabilities and shareholders' equity	$4,181,868	$4,118,965

Maximus, Inc.
Consolidated Statements of Cash Flows
(Unaudited)

	For the Three Months Ended
	December 31, 2021	December 31, 2020
	(in thousands)
Cash flows from operating activities:
Net income	$53,330	$64,077
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization of property, equipment and capitalized software	11,365	11,817
Amortization of intangible assets	22,405	6,516
Amortization of debt issuance costs and debt discount	649	—
Deferred income taxes	(229)	1,298
Stock compensation expense	8,248	6,062
Change in assets and liabilities, net of effects of business combinations
Accounts receivable	(14,114)	7,809
Prepaid expenses and other current assets	(5,115)	4,893
Deferred contract costs	(6,811)	(205)
Accounts payable and accrued liabilities	(32,452)	11,199
Accrued compensation and benefits	(56,305)	(35,682)
Deferred revenue	5,929	5,757
Income taxes	10,321	16,947
Operating lease right-of-use assets and liabilities	(6,370)	(4,927)
Other assets and liabilities	6,230	2,554
Net cash (used in)/provided by operating activities	(2,919)	98,115
Cash flows from investing activities:
Purchases of property and equipment and capitalized software costs	(6,327)	(9,094)
Other	—	(159)
Net cash used in investing activities	(6,327)	(9,253)
Cash flows from financing activities:
Cash dividends paid to Maximus shareholders	(17,347)	(17,207)
Purchases of Maximus common stock	(1,379)	(3,363)
Tax withholding related to RSU vesting	(9,673)	(9,818)
Proceeds from borrowings	100,000	147,852
Principal payments for debt	(16,685)	(146,188)
Other	—	(2,763)
Net cash provided by/(used in) financing activities	54,916	(31,487)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	372	3,882
Net change in cash, cash equivalents, and restricted cash	46,042	61,257
Cash, cash equivalents and restricted cash, beginning of period	156,570	88,561
Cash, cash equivalents and restricted cash, end of period	$202,612	$149,818

Maximus, Inc.
Consolidated Results of Operations by Segment
(Unaudited)

	For the Three Months Ended
	December 31, 2021		December 31, 2020
	Amount (1)	% (2)	Amount (1)	% (2)
	(dollars in thousands)
Revenue:
U.S. Services	$386,417		$384,934
U.S. Federal Services	581,871		405,245
Outside the U.S.	182,588		155,375
Revenue	$1,150,876		$945,554
Gross Profit:
U.S. Services	$89,699	23.2%	$99,002	25.7%
U.S. Federal Services	126,576	21.8%	82,496	20.4%
Outside the U.S.	11,880	6.5%	24,557	15.8%
Gross Profit	$228,155	19.8%	$206,055	21.8%
Selling, general, and administrative expenses:
U.S. Services	$35,102	9.1%	$37,456	9.7%
U.S. Federal Services	64,925	11.2%	52,252	12.9%
Outside the U.S.	21,340	11.7%	20,032	12.9%
Other (3)	2,854	NM	2,227	NM
Selling, general and administrative expenses	$124,221	10.8%	$111,967	11.8%
Operating income:
U.S. Services	$54,597	14.1%	$61,546	16.0%
U.S. Federal Services	61,651	10.6%	30,244	7.5%
Outside the U.S.	(9,460)	(5.2) %	4,525	2.9%
Amortization of intangible assets	(22,405)	NM	(6,516)	NM
Other (3)	(2,854)	NM	(2,227)	NM
Operating income	$81,529	7.1%	$87,572	9.3%
(1)Expenses that are not specifically included in the segments are included in other categories, including amortization of intangible assets and the direct costs of acquisitions. These costs are excluded from measuring each segment's operating performance.
(2)Percentage of respective segment revenue. Percentages not considered meaningful are marked "NM."
(3)Other selling, general, and administrative expenses includes costs that are not allocated to a particular segment. This includes expenses incurred as part of our acquisitions, as well as potential acquisitions which have not been or may not be completed.

Maximus, Inc.
Consolidated Free Cash Flows - Non-GAAP
(Unaudited)

	For the Three Months Ended
	December 31, 2021	December 31, 2020
	(in thousands)
Net cash (used in)/provided by operations	$(2,919)	$98,115
Purchases of property and equipment and capitalized software costs	(6,327)	(9,094)
Free cash flow (Non-GAAP)	$(9,246)	$89,021

Maximus, Inc.
Non-GAAP Adjusted Results Excluding Amortization of Intangible Assets
(Unaudited)

	For the Three Months Ended
	December 31, 2021	December 31, 2020
	(dollars in thousands, except per share data)
Operating income	$81,529	$87,572
Add back: Amortization of intangible assets	22,405	6,516
Adjusted operating income excluding amortization of intangible assets (Non-GAAP)	$103,934	$94,088
Adjusted operating income margin excluding amortization of intangible assets (Non-GAAP)	9.0%	10.0%

Net income	$53,330	$64,077
Add back: Amortization of intangible assets, net of tax	16,530	4,822
Adjusted net income excluding amortization of intangible assets (Non-GAAP)	$69,860	$68,899

Diluted earnings per share	$0.85	$1.03
Add back: Effect of amortization of intangible assets on diluted earnings per share	0.27	0.08
Adjusted diluted earnings per share excluding amortization of intangible assets (Non-GAAP)	$1.12	$1.11